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                                                                      EXHIBIT 14


                            CERTIFICATE OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                                    AVE, INC.
  (pursuant to section 78.385 and 78.390 of the Nevada General Corporation Law)

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1.   The name of the corporation is AVE, INC.

2.   The articles have been amended as follows:

          Article One of the Articles of Incorporation is deleted in its entirety and replaced with the following new Article One:

                                  "Article One:

                 The name of the Corporation is CYCO.NET, INC."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as maybe required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:
     11,752,000.

4.   Signatures:



----------------------------------           -----------------------------------
Richard A. Urrea, President                  Daniel R. Urrea, Secretary

State of New Mexico             )
County of Bernalillo            )

     This instrument was acknowledged before me, a notary public, on July 28, 1999, by Richard A. Urrea as President of AVE, Inc., a Nevada corporation.




                                        Notary Public
My commission expires: